Exhibit 4.2

SUBSEQUENT TRANSFER INSTRUMENT

Pursuant to this Subsequent Transfer Instrument, dated May 25, 2005 (the “Instrument”), between Option One Mortgage Acceptance Corporation as seller (the “Depositor”) and Wells Fargo Bank, N.A. as trustee of the Option One Mortgage Loan Trust 2005-2 Asset-Backed Certificates, Series 2005-2, as purchaser (the “Trustee”), and pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor as depositor, Option One Mortgage Corporation as master servicer (the “Master Servicer”) and the Trustee as trustee, the Depositor and the Trustee agree to the sale by the Depositor and the purchase by the Trustee in trust, on behalf of the Trust, of the Mortgage Loans listed on the attached Schedule of Subsequent Mortgage Loans (the “Subsequent Mortgage Loans”).

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

Section 1.	CONVEYANCE OF SUBSEQUENT MORTGAGE LOANS.

(a)        The Depositor does hereby sell, transfer, assign, set over and convey to the Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Subsequent Mortgage Loans, and including all amounts due on the Subsequent Mortgage Loans after the Cut-off Date, and all items with respect to the Subsequent Mortgage Loans to be delivered pursuant to Section 2.01 of the Pooling and Servicing Agreement; provided, however that the Depositor reserves and retains all right, title and interest in and to amounts due on the Subsequent Mortgage Loans on or prior to the Cut-off Date. The Depositor, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trustee each item set forth in Section 2.01 of the Pooling and Servicing Agreement. The transfer to the Trustee by the Depositor of the Subsequent Mortgage Loans identified on the Schedule of Subsequent Mortgage Loans shall be absolute and is intended by the Depositor, the Master Servicer, the Trustee and the Certificateholders to constitute and to be treated as a sale by the Depositor to the Trust Fund.

(b)        The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under the Subsequent Mortgage Loan Purchase Agreements, dated the date hereof, to the extent of the Subsequent Mortgage Loans.

(c)	Additional terms of the sale are set forth on Attachment A hereto.
Section 2.	REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT.

(a)        The Depositor hereby confirms that each of the conditions precedent and the representations and warranties set forth in Section 2.08 of the Pooling and Servicing Agreement are satisfied as of the date hereof.

(b)        All terms and conditions of the Pooling and Servicing Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Pooling and Servicing Agreement.

Section 3.	RECORDATION OF INSTRUMENT.

To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the Certificateholders’ expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Mortgage Loans.

Section 4.	GOVERNING LAW.

This Instrument shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

Section 5.	COUNTERPARTS.

This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

Section 6.	SUCCESSORS AND ASSIGNS .

This Instrument shall inure to the benefit of and be binding upon the Depositor and the Trustee and their respective successors and assigns.

OPTION ONE MORTGAGE ACCEPTANCE CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee for Option One Mortgage Loan Trust 2005-2, Asset-Backed Certificates Series 2005-2

By:
Name:
Title:

Attachments

A.	Additional terms of sale.
B.	Schedule of Subsequent Mortgage Loans.
C.	Schedule of Prepayment Charges.

ATTACHMENT A

ADDITIONAL TERMS OF SALE

1.	General
	1.	Subsequent Cut-off Date: May 1, 2005
	2.	Subsequent Transfer Date: May 25, 2005

3.	Aggregate Principal Balance of the Subsequent Mortgage Loans as of the Subsequent Cut-off Date: $209,996,027.91
4.	Purchase Price: 100%

2.          The obligation of the Trust Fund to purchase a Subsequent Mortgage Loan on any Subsequent Transfer Date is subject to the satisfaction of the conditions set forth in the immediately following paragraph and the accuracy of the following representations and warranties with respect to each such Subsequent Mortgage Loan determined as of the applicable Subsequent Cut-off Date: (i) such Subsequent Mortgage Loan may not be 30 or more days delinquent as of the last day of the month preceding the Subsequent Cut-off Date; (ii) the original term to stated maturity of such Subsequent Mortgage Loan will not be less than 120 months and will not exceed 360 months; (iii) the Subsequent Mortgage Loan may not provide for negative amortization; (iv) such Subsequent Mortgage Loan will not have a Loan-to-Value Ratio greater than 100.00%; (v) such Subsequent Mortgage Loans will have, as of the Subsequent Cut-off Date, a weighted average term since origination not in excess of 360 months; (vi) such Subsequent Mortgage Loan, if a Fixed Rate Mortgage Loan, shall have a Mortgage Rate that is not less than 5.250% per annum or greater than 13.500% per annum; (vii) such Subsequent Mortgage Loan shall have been serviced by the Master Servicer since origination, the date of purchase or the date of acquisition of the servicing (viii) each of the Subsequent Mortgage Loans will have a first payment date occurring on or before June 1, 2005 and will include 30 days’ interest thereon; (ix) if the Subsequent Mortgage Loan is an Adjustable Rate Mortgage Loan, the Subsequent Mortgage Loan will have a Gross Margin not less than 2.250% per annum; (x) if the Subsequent Mortgage Loan is an Adjustable Rate Mortgage Loan, the Subsequent Mortgage Loan will have a Maximum Mortgage Rate not less than 10.000% per annum; (xi) if the Subsequent Mortgage Loan is an Adjustable Rate Mortgage Loan, the Subsequent Mortgage Loan will have a Minimum Mortgage Rate not less than 4.000% per annum, and (xii) such Subsequent Mortgage Loan shall have been underwritten in accordance with the criteria set forth under “Option One Mortgage Corporation—Underwriting Standards” in the Prospectus Supplement.

3.          Following the purchase of any Subsequent Group I Mortgage Loan by the Trust, the Group I Mortgage Loans (including such Subsequent Group I Mortgage Loans) will: (i) have a weighted average original term to stated maturity of not more than 360 months; (ii) have a weighted average Mortgage Rate of not less than 7.000% per annum and not more than 7.750% per annum; (iii) have a weighted average Loan-to-Value Ratio of not more than 81.00%; (iv) have no Mortgage Loan with an original principal balance which does not conform to Fannie Mae and Freddie Mac principal balance guidelines; (v) will consist of Mortgage Loans with Prepayment Charges representing no less than approximately 70.00% by aggregate Stated Principal Balance of the Group I Mortgage Loans; (vi) will have second lien Mortgage Loans comprising no more than 2.500% of the Group I Mortgage Loans, (vii) have no more than 20.00% of Fixed Rate Mortgage Loans by aggregate Stated Principal Balance of the Group I Mortgage Loans, (viii) will have a weighted average FICO score of not less than 590 and (ix) will consist of Mortgage Loans covered by the PMI Policy representing no less than 65.00% by aggregate Stated Principal Balance of the Group I Mortgage Loans. In addition, the Adjustable Rate Group I Mortgage Loans will have a weighted average Gross Margin not less than 4.750% per annum. For purposes of the calculations described in this paragraph, percentages of the Group I Mortgage Loans will be based on the Stated Principal Balance of the Initial Group I Mortgage Loans as of the Cut-off Date and the Stated Principal Balance of the Subsequent Group I Mortgage Loans as of the related Subsequent Cut-off Date.

4.          Following the purchase of any Subsequent Group II Mortgage Loan by the Trust, the Group II Mortgage Loans (including such Subsequent Group II Mortgage Loans) will: (i) have a weighted average original term to stated maturity of not more than 360 months; (ii) have a weighted average Mortgage Rate of not less than 7.000% per annum and not more than 7.750% per annum; (iii) have a weighted average Loan-to-Value Ratio of not more than 81.00%; (iv) have no Mortgage Loan with a principal balance in excess of $1,500,000; (v) will consist of Mortgage Loans with Prepayment Charges representing no less than 66.00% by aggregate Stated Principal Balance of the Group II Mortgage Loans; (vi) will have second lien Mortgage Loans comprising no more than 2.500% of the Group II Mortgage Loans, (vii) have no more than 20.00% of Fixed Rate Mortgage Loans by aggregate Stated Principal Balance of the Group II Mortgage Loans, (viii) will have a weighted average FICO score of not less than 600 and (ix) will consist of Mortgage Loans covered by the PMI Policy representing no less than 50.00% by aggregate Stated Principal Balance of the Group II Mortgage Loans. In addition, the Adjustable Rate Group II Mortgage Loans will have a weighted average Gross Margin not less than 4.750% per annum. For purposes of the calculations described in this paragraph, percentages of the Group II Mortgage Loans will be based on the Stated Principal Balance of the Initial Group II Mortgage Loans as of the Cut-off Date and the Stated Principal Balance of the Subsequent Group II Mortgage Loans as of the related Subsequent Cut-off Date.

Notwithstanding the foregoing, any Subsequent Mortgage Loan may be rejected by (i) the NIMS Insurer or (ii) any Rating Agency if the inclusion of any such Subsequent Mortgage Loan would adversely affect the ratings of any Class of Certificates. At least one Business Day prior to the Subsequent Transfer Date, each Rating Agency shall notify the Trustee as to which Subsequent Mortgage Loans, if any, shall not be included in the transfer on the Subsequent Transfer Date; provided, however, that the Master Servicer, in its capacity as Originator, shall have delivered to each Rating Agency at least three Business Days prior to such Subsequent Transfer Date a computer file acceptable to each Rating Agency describing the characteristics specified in paragraphs (c) and (d) above.